Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contacts: The IGB Group Leon Berman 212.477.8438 / 212.477.8261 lberman@igbir.com

Compass Diversified Holdings Announces Partial Divestiture of Fox Factory Holding Corp.

Company Retains 33% Ownership of FOX Common Stock

Westport, Conn., March 16, 2016 - Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today that Fox Factory Holding Corp. (“FOX”) (Nasdaq: FOXF) closed on a secondary public offering of 2,500,000 shares of Fox common stock held by the Company, at a price to the underwriter, Jefferies LLC, of $15.895 per share. Concurrently with the closing of the offering, FOX repurchased 500,000 shares of FOX common stock from the Company, at a price of $15.895 per share.

Taking into account both the secondary public offering and repurchase by FOX, the Company sold a total of 3,000,000 shares of FOX common stock, with total net proceeds of approximately $47.7 million. Upon completion of the offering and the repurchase by FOX, CODI’s ownership in FOX was reduced from approximately 41% to 33%, or 12,108,718 shares of FOX’s common stock.

Alan Offenberg, CEO of Compass Diversified Holdings, commented, “With today’s sale, we have further strengthened our financial liquidity for capitalizing on attractive acquisition opportunities, while increasing the total gains realized from investments in our subsidiaries. We continue to be the largest shareholder of FOX and remain enthusiastic about the company’s growth prospects.”

About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its businesses in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its businesses, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its businesses to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our eight majority-owned businesses are engaged in the following lines of business:

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The manufacture and marketing of branded, hemp-based food products (Manitoba Harvest); and

•	The manufacture and marketing of portable food warming fuels and creative ambience solutions for the hospitality and consumer markets (Sterno Products).

In addition, we own approximately 33% of the common stock of Fox Factory Holding Corp. (“FOX”, Nasdaq: FOXF), a former subsidiary business that completed its initial public offering in August 2013. FOX designs and manufactures high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles.

To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2015 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.